Exhibit 99.1

PRESS RELEASE

DATE:	CONTACT:
July 2, 2013	Cadiz Inc. Courtney Degener 213-271-1600 Limoneira Company: ICR John Mills, Senior Managing Director 310-954-1105

CADIZ INC.  AND LIMONEIRA COMPANY ANNOUNCE NEW AGRICULTURAL DEVELOPMENT AGREEMENT

    Los Angeles, CA -- Cadiz Inc. (NASDAQ: CDZI) (“Cadiz”) and Limoneira Company (NASDAQ: LMNR) (“Limoneira”) are pleased to announce today that they have entered into a long-term lease agreement (the “Agreement”) to develop new lemon orchards on Cadiz’s agricultural property in eastern San Bernardino County, California (the “Cadiz Ranch”).  Under the terms of the Agreement, Limoneira has secured the right to plant up to 1,280 acres of lemons over the next five years at the Cadiz Ranch operations in the Cadiz Valley.  The arrangement provides a new growing, packing, and marketing opportunity that is complimentary to Limoneira's existing production and furthers Cadiz’s commitment to the sustainable development of its Cadiz Valley property.

    The Agreement provides that Limoneira will initially plant 320 acres of lemons at the Cadiz Ranch and will also hold options to plant up to 960 additional acres by 2018.  Cadiz will provide Limoneira access to water at the property to irrigate its farmed acreage according to sustainable agricultural practices.  All leased property will be located in the Cadiz Valley on land that offers farming and water supply infrastructure, but is currently unplanted.  As a result of the Agreement, the vast majority of previously cultivated land at the Cadiz Ranch could return to active farming.

    “This new lease arrangement continues our commitment to sustainable agriculture in the Cadiz Valley and offers the company and the local economy positive farming opportunities that can be developed in cooperation with our existing plans for the Cadiz Valley,” said Tim Shaheen, CEO of Cadiz Real Estate LLC, a wholly-owned subsidiary of Cadiz. “Limoneira is a leading grower and marketer of lemons and adheres to best agricultural practices throughout its operations, making it an ideal partner for Cadiz.”

    In consideration for the lease arrangement, Limoneira will provide Cadiz an annual rental payment and water supply payment. The rental payment will include a base rent of $200 per planted acre and a lease payment equal to 20% of net cash flow from the harvested crops grown on Cadiz property. The annual rental payment will not exceed a total of $1,200 per acre.  The Agreement also provides a tag right for Limoneira to redirect water that would otherwise be used for lemons on its leased acreage to a 500 acre-foot participation right in the Cadiz Valley Water Conservation, Recovery and Storage Project (the “Water Project”), which was approved last year.

    ”We are very excited to partner with Cadiz and leverage our core competencies to develop new lemon orchards on its agricultural property," stated Harold Edwards, President and Chief Executive Officer of Limoneira.   “Integrating this property into Limoneira's portfolio of high quality agricultural properties represents another significant growth milestone for our 120 year old company.  We expect to begin generating revenue from the first phase of 320 acres of lemons in 2018.

    Mr. Edwards continued, "This agreement represents an important component of our global growth strategy to expand our productive agriculture acreage and leverage our expertise and existing infrastructure to drive top- line growth and increase our profitability."

    In the Cadiz Valley, 9,600 acres is currently zoned for agricultural development and Cadiz has developed a total of 1,920 acres of its property for agricultural operations.   Currently, the property has approximately 600 acres of grapes and lemons under cultivation.  All crops are cultivated following sustainable agricultural practices and irrigated in accordance with monitoring provisions overseen by the County of San Bernardino.  Limoneira’s new plantings and groundwater use will comply with Cadiz’s existing groundwater and land use approvals and abide by the County-approved groundwater management plan for the Water Project, once it becomes operational.

About Cadiz Inc.

    Founded in 1983, Cadiz Inc. is a publicly-held land and water resource development company that owns 70 square miles of property with significant water resources in eastern San Bernardino County, California.  The Company is engaged in a combination of organic farming and water supply and storage projects, including the Cadiz Valley Water Conservation, Recovery & Storage Project which will deliver a new, reliable water supply throughout Southern California.  Cadiz abides by a wide-ranging “Green Compact” focused on environmental conservation and sustainable management practices at its properties.  For more information about Cadiz, visit www.cadizinc.com.

About Limoneira Company

    Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 8,000 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

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FORWARD LOOKING STATEMENT:

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Cadiz’s and Limoneira's (the “Companies”) current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods. The Companies believe the expectations reflected in the forward-looking statements are reasonable, but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, the Companies caution you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in the Companies’ respective SEC filings, which are available on the SEC's website at http://www.sec.gov. The Companies undertake no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.